                                                                      Exhibit 12
                                                                      ----------

                                 AMETEK, Inc.
     Statement Regarding Computation of Ratio of Earnings to Fixed Charges
                            (Dollars in thousands)

                                                                                Year Ended December 31,
                                                               -----------------------------------------------------------
Earnings:                                                       1990         1991         1992         1993         1994
                                                               -------      -------      -------      -------      -------
   Income from continuing operations                           $37,338      $37,986      $44,357      ($7,332)     $38,991
   Income tax expense (benefit)                                 19,317       14,392       22,362       (3,865)      22,816
   Interest expense - gross                                     21,951       22,252       20,197       18,580       22,295
   Capitalized interest                                         (1,133)        (173)        (476)        (977)        (677)
   Amortization of debt financing costs                            171          170          196          173        1,385
   Interest portion of rental expense (1)                        1,656        1,348        1,345        1,614        1,653
                                                               -------      -------      -------      -------      -------
      Adjusted earnings                                        $79,300      $75,975      $87,981       $8,193      $86,463
                                                               =======      =======      =======      =======      =======
Fixed Charges:
   Interest expense - net                                      $20,818      $22,079      $19,721      $17,603      $21,618
   Capitalized interest                                          1,133          173          476          977          677
   Amortization of debt financing costs                            171          170          196          173        1,385
   Interest portion of rental expense (1)                        1,656        1,348        1,345        1,614        1,653
                                                               -------      -------      -------      -------      -------
      Fixed charges                                            $23,778      $23,770      $21,738      $20,367      $25,333
                                                               =======      =======      =======      =======      =======


   Ratio of adjusted earnings to                               -------      -------      -------      -------      -------
       fixed charges                                              3.3x         3.2x         4.0x          -   (2)     3.4x
                                                               =======      =======      =======      =======      =======

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   (1)  Estimated to be 1/3 of total rent expense.
   (2) Earnings were insufficient to cover fixed charges by approximately $12.2 million in 1993.